UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2022

New Fortress Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38790	83-1482060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. 19th Street, 8th Floor New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (516) 268-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	“NFE”	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.     Entry into a Material Definitive Agreement.

Development Agreement

On November 21, 2022, indirect subsidiaries of New Fortress Energy Inc. (“NFE”), NFE Upstream Co, S. de R.L. de C.V. (“NFE Upstream”), a limited liability company organized under the laws of Mexico, FLNG Lakach Upstream Holdco Limited (“NFE UK”), a limited company organized under the laws of England and Wales, and Pemex Exploración y Producción (“PEP”), a “state production company” organized under the laws of Mexico and a subsidiary of Petróleos Mexicanos, the state-owned oil and gas company of Mexico, entered into an Integral Exploration and Extraction Service Contract (the “Development Agreement”), pursuant to which NFE Upstream will provide services to (the “Development Services”), and receive contractual payments from, PEP for the extraction, production and delivery of natural gas and condensates from the Lakach deep-water natural gas field in Mexican territorial waters in the Gulf of Mexico. The Development Agreement will become effective upon the satisfaction of customary conditions and will have a term of approximately twelve years, which term may be extended by the parties subject to the availability of remaining reserves and regulatory approvals.

Under the terms of the Development Agreement, NFE Upstream will be responsible for the development, planning, construction, operation and maintenance of all of the infrastructure that is necessary for the extraction, production and delivery of natural gas and condensates from the Lakach field. PEP maintains title to and legal ownership of all such hydrocarbons pursuant to an entitlement granted by Comision Nacional de Hidrocarburos, or CNH (the “CNH Entitlement”). PEP also has the exclusive right to market all such hydrocarbons.

In consideration for the Development Services, NFE Upstream will receive a formula-based contractual payment for each unit of gas production that NFE Upstream delivers to PEP, which formula resembles industry-standard gross profit-sharing agreements between upstream service providers and the owners of the corresponding hydrocarbons.

The Development Agreement is governed by Mexican law and contains representations, warranties, covenants, terms and conditions that are consistent with terms customary for PEP for similar development agreements with third parties, including, but not limited to, limitations of liability, excuses for non-performance due to force majeure, liquidated damages for non-performance, deliveries of certain performance bond instruments and termination rights.

NFE UK will serve as the joint and several obligor of NFE Upstream’s obligations under the Development Agreement, and NFE has agreed to guarantee the financial obligations of NFE Upstream under the Development Agreement, subject to specified conditions and limitations.

The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Development Agreement and is qualified in its entirety by the terms and conditions of the Development Agreement. This summary is not intended to provide any other factual information about the parties or their respective subsidiaries and affiliates.

Item 7.01.     Regulation FD Disclosure.

On November 22, 2022, NFE issued a press release announcing signing of the Development Agreement and Lakach GSA, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in (and incorporated by reference into) this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.     Other Information.

Concurrently with the Development Agreement, on November 21, 2022, an indirect subsidiary of NFE, NFE Lakach Gasco FLNG, S. de R.L. de C.V. (“NFE Lakach”), a limited liability company organized under the laws of Mexico, and PEP, entered into a Natural Gas Export Purchase and Sale Contract (the “Lakach GSA”), pursuant to which NFE Lakach will have the right to purchase from PEP the natural gas that NFE Upstream delivers to PEP under the Development Agreement. PEP will sell to its onshore customers in Mexico the remaining balance of natural gas production that NFE Upstream does not purchase, as well as one hundred percent of the condensate production that NFE Upstream delivers to PEP. Under the terms of the Lakach GSA, NFE does not bear any downstream marketing or pricing risk after delivery to PEP.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 22, 2022, issued by New Fortress Energy Inc.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW FORTRESS ENERGY INC.

11/22/2022	By:	/s/ Christopher S. Guinta
	Name:	Christopher S. Guinta
	Title:	Chief Financial Officer